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EXHIBIT (c)(2)

                       FORM OF CONVERSION AGENT AGREEMENT



The Bank of New York
101 Barclay Street
New York, NY  10286

Attention:  Ms. Lucille Firrincieli

Ladies and Gentlemen:

         Unisys Corporation, a Delaware corporation (the "Offeror"), is offering to pay a cash premium (the "Conversion Premium") equal to $155.00 plus accrued and unpaid interest to the Expiration Date (as defined below) for each $1,000 in principal amount of its 8 1/4% Convertible Subordinated Notes due 2006 (the "2006 Notes"), the holder of such a 2006 Note being referred to herein as a "Holder" that is converted into Common Stock, $.01 par value per share (the "Common Stock"), of the Offeror prior to the Expiration Date, upon the terms and subject to the conditions set forth in the Offer of Premium Upon Conversion dated November 7, 1997 and the related Notice of Special Conversion, copies of which are attached hereto as Exhibits A and B, respectively, and which together, as they may be supplemented from time to time, constitute the "Conversion Offer".

         The Offeror hereby appoints The Bank of New York to act as Conversion Agent in connection with the Conversion Offer. References hereinafter to "you" shall refer to The Bank of New York.

         The Conversion Offer was commenced by the Offeror on November 7, 1997. The Notice of Special Conversion that accompanies the Offer of Premium is to be used by the Holders to accept the Conversion Offer, and contains instructions with respect to the delivery of 2006 Notes tendered.

         The Conversion Offer shall expire at 5:00 p.m., New York City time, on December 8, 1997 (the "Initial Expiration Date"), or on such subsequent date or time to which the Offeror may extend the Conversion Offer. Subject to the terms of the Conversion Offer, the Offeror expressly reserves the right to extend the Conversion Offer from time to time and may extend the Conversion Offer by giving notice to you before 9:00 a.m., New York City time, on the business day following the scheduled Expiration Date. The later of the Initial Expiration Date or the latest time and date to which the Conversion Offer may be so extended is hereinafter referred to as "the Expiration Date".

         1. You will establish and maintain a book-entry account in respect of the 2006 Notes at The Depository Trust Company ("DTC"), in connection with the
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Conversion Offer, in accordance with Rule 17Ad-14 under the Securities Exchange
Act of 1934, as amended. Any financial institution that is a participant in the DTC system may make book-entry delivery of 2006 Notes by causing DTC to transfer such 2006 Notes into the account maintained by you, pursuant to this paragraph, in accordance with DTC's procedure for such transfer, and you may effect a withdrawal of 2006 Notes through such account by book-entry movement. Holders of certificates in physical form must deliver such certificates, together with the Notice of Special Conversion (or facsimile thereof) with any required signature guarantees and any other documents to you in order for 2006 Notes to be properly tendered. The accounts shall be maintained until all 2006 Notes tendered pursuant to the Conversion Offer shall have been either accepted for conversion pursuant to the Conversion Offer or returned.

         2. You are to examine each of the Notices of Special Conversion and certificates for 2006 Notes and any other documents delivered or mailed to you by or for Holders to ascertain whether: (i) the Notices of Special Conversion and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Notices of Special Conversion have otherwise been properly tendered. In each case where the Notice of Special Conversion or any other document has been improperly completed or executed or any of the certificates for 2006 Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Conversion Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

         3. With the approval of an authorized officer of the Offeror, Gary D. Fromer, Esquire, counsel to the Offeror (such approval, if given orally, to be confirmed in writing), or any other party designated by such an officer, you are authorized to waive any irregularities in connection with any tender pursuant to the Conversion Offer.

         4. Tenders of Notices of Special Conversion may be made only as set forth in the section of the Offer of Premium entitled "The Conversion Offer -- Procedures for Acceptance of Conversion Offer", and 2006 Notes shall be considered properly tendered to you only when:

                  (a) certificates for 2006 Notes (whether physically delivered or delivered pursuant to the procedure for book-entry transfer set forth in the section of the Offer of Premium entitled "The Conversion Offer -- Procedures for Acceptance of Conversion Offer" in which latter case confirmation of receipt of such tendered 2006 Notes must be received by you) are covered by a properly completed and duly executed Notice of Special Conversion received by you (together with any other required documents) prior to the Expiration Date, or by an appropriate Notice of Guaranteed Delivery received by you in accordance with the Offer of Premium prior to the

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                           Expiration Date. For the purposes of these
                           instructions, "an appropriate Notice of Guaranteed Delivery" shall be a Notice of Guaranteed Delivery substantially in the form attached hereto as Exhibit C, which is either delivered to you by hand or transmitted to you by facsimile transmission and mail or overnight courier;

                  (b) certificates for 2006 Notes (together with any other required documents) are received by you, or you have received confirmation of receipt of such 2006 Notes pursuant to the book-entry transfer procedures set forth in the Offer of Premium, prior to the Expiration Date or, in the case of an appropriate Notice of Guaranteed Delivery, along with a properly completed and duly executed Notice of Special Conversion (or a manually signed facsimile thereof) and any other documents required by the Notice of Special Conversion, within three New York Stock Exchange, Inc. trading days after the date of such Notice of Guaranteed Delivery; and

                  (c) the adequacy of the items relating to certificates for 2006 Notes and the related Notice of Special Conversion has been favorably passed upon as above provided.

         Notwithstanding the provisions of this paragraph 4, (i) 2006 Notes which the Offeror shall approve as having been properly tendered and (ii) 2006 Notes which are properly tendered pursuant to the procedures of DTC's Automated Tender Offer Program shall be considered to be properly tendered.

         A tender made on the basis of an appropriate Notice of Guaranteed Delivery will not be considered to have been properly made unless certificates for all of the 2006 Notes covered thereby have been deposited (either physically or pursuant to book-entry transfer) within the time periods provided in this paragraph 4 and the Offer of Premium; and when all such certificates have been so delivered and all other requirements in this paragraph 4 and the Offer of Premium have been complied with, the tender will be deemed effected at the time of receipt by you of the Notice of Special Conversion or appropriate Notice of Guaranteed Delivery, as the case may be, provided for in the Offer of Premium and this paragraph 4.

         5. You shall advise the Offeror with respect to any 2006 Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such 2006 Notes.

         6.       You shall accept tenders:

                  (a) in cases where the 2006 Notes are registered in two or more names only if signed by all named holders.

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                  (b)      in cases where the signed person (as indicated on the
                           Notice of Special Conversion) is acting in a fiduciary or a representative capacity only when proper evidence of his authority so to act is submitted.

                  (c) from persons other than the registered holder provided that normal transfer requirements, including any applicable transfer taxes, are fulfilled.

         You shall accept partial tenders of 2006 Notes where so indicated in the Notice of Special Conversion and deliver certificates for 2006 Notes to the trustee for split-up and return of untendered 2006 Notes to the Holder as promptly as practicable.

         7. The Offeror will accept for conversion pursuant to the Conversion Offer 2006 Notes duly tendered on the terms and subject to the conditions set forth in the Offer of Premium and the Notice of Special Conversion. Payment of the Conversion Premium and accrued interest in respect of 2006 Notes duly tendered and purchased pursuant to the Conversion Offer will be made by check on behalf of the Offeror by you at the rate set forth in the Offer of Premium (or such higher amount as is offered by the Offeror pursuant to the Conversion Offer) as soon as practicable after notice (such notice, if given orally, to be confirmed in writing) of acceptance of said 2006 Notes by the Offeror and the funds referred to below are received by you; provided, however, that in all cases, payment for 2006 Notes tendered and accepted for conversion pursuant to the Conversion Offer will be made only after timely receipt by you of certificates for such 2006 Notes (or timely confirmation of a book-entry transfer of such 2006 Notes into your account at DTC), a properly completed and duly executed Notice of Special Conversion (or facsimile thereof) and any other required documents.

         Immediately available funds representing the aggregate amount of Conversion Premium due to tendering Holders, along with certificates representing the shares of Common Stock into which validly tendered 2006 Notes are being converted (or book-entry transfer of such shares), will be deposited with you on the day checks and share certificates are to be mailed or delivered by you. After such payment, you shall promptly present certificates for said 2006 Notes, and any applicable transfer taxes (to be furnished by the Offeror), together with any other documents reasonably requested by the Offeror, including a certificate by you indicating the number of 2006 Notes validly tendered for conversion, all in accordance with written instructions from the Offeror.

         8. 2006 Notes tendered for conversion pursuant to the Conversion Offer are irrevocable, except that 2006 Notes tendered for conversion pursuant to the Conversion Offer may be withdrawn at any time prior to the Expiration Date, and unless theretofore purchased by the Offeror, may also be withdrawn at any time on or after January 7, 1998, if not accepted for purchase. See the Offer of Premium for further details.

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         9. The Offeror shall not be required to accept any 2006 Notes tendered for conversion pursuant to the Conversion Offer if any of the conditions set forth in the Conversion Offer are not met. Notice of any decision by the Offeror not to purchase or pay for any 2006 Notes tendered shall be given (and confirmed in writing) by the Offeror to you.

         10. If, pursuant to the Conversion Offer, the Offeror does not accept for conversion, and deliver to you the Conversion Premium, and shares of Common Stock due in respect of, the 2006 Notes validly tendered, you shall as soon as practicable return those certificates for unaccepted 2006 Notes (or effect appropriate book-entry transfer), together with any related required documents and the Notices of Special Conversion relating thereto that are in your possession, to the persons who deposited them.

         11. All certificates for unaccepted 2006 Notes, checks or drafts for the Conversion Premium and certificates for shares of Common Stock due upon conversion of the 2006 Notes shall be forwarded by first-class mail.

         12. You are not authorized to offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

         13.      As Conversion Agent hereunder you:

                  (a) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently set forth herein or as may be subsequently agreed to between you and the Offeror;

                  (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the 2006 Notes represented thereby deposited with you pursuant to the Conversion Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Conversion Offer;

                  (c) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

                  (d) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram, or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

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                  (e)      may act upon any tender, statement, request, comment,
                           agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

                  (f) may rely on and shall be protected in acting upon written or oral instructions from any authorized officer of the Offeror;

                  (g) may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the opinion of such counsel shall be full and complete authorization and protection in respect to any action taken, suffered or omitted by you hereunder in good faith and in accordance with the opinion of such counsel, and

                  (h) shall not advise any person tendering 2006 Notes pursuant to the Conversion Offer as to the wisdom of accepting the Conversion Offer.

Offeror and you hereby acknowledge that you are the Trustee for the 2006 Notes pursuant to the First Supplemental Indenture, dated as of March 8, 1996, to the Indenture dated as of March 1, 1996, between Offeror and you (together, as amended from time to time, the "2006 Notes Indenture"). You agree that, in connection with the Conversion Offer, you will continue to perform all of your duties and obligations, and shall retain all of your rights, as Trustee under the 2006 Notes Indenture.

         14. You shall take such action as may from time to time be requested by the Offeror (and such other action as you may deem appropriate) to furnish copies of the Offer of Premium, Notice of Special Conversion and Notice of Guaranteed Delivery in the forms attached hereto, or in such other forms as may be approved from time to time by the Offeror, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Conversion Offer. The Offeror will furnish you with copies of such documents on your request.

         15. You are authorized to cooperate with and to furnish information to any organization (and its representatives) designated from time to time by the Offeror in any manner reasonably requested by it in connection with the Conversion Offer and any tenders thereunder.

         16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing, to Office of the Treasurer of the Offeror, (at the address and telephone or other number set forth on Schedule II hereto) and such other person or persons as any of them may request, daily (or more frequently if requested) up to and including the Expiration Date, as to the principal amount of 2006 Notes which has been tendered pursuant to the Conversion Offer

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and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as items properly received, items improperly received and items covered by Notices of Guaranteed Delivery referred to in paragraph (b) of paragraph 4 hereof. In addition, you will also inform, and cooperate in making available to, the aforementioned persons upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Offeror and the persons listed in the preceding sentence, and such persons as the Offeror may request, of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Initial Expiration Date and each other Expiration Date, if any, the Offeror shall have received information in sufficient detail to enable it to decide whether to extend the Conversion Offer. You shall prepare a final list of all persons whose tenders were accepted, the principal amount of 2006 Notes tendered, and the principal amount of 2006 Notes accepted and deliver said list to the persons set forth above.

         17. Notices of Special Conversion and Notices of Guaranteed Delivery submitted in lieu thereof pursuant to the Offer of Premium shall be stamped by you as to the date, and, after the expiration of the Conversion Offer, the time, of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Notices of Special Conversion and other surplus materials by returning them to Office of the Treasurer of the Offeror.


         18. For services rendered as Conversion Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto upon the completion of the Conversion Offer. The provisions of this section shall survive the termination of this Agreement.

         19. You hereby acknowledge receipt of the Offer of Premium and Notice of Special Conversion. Any inconsistency between this Agreement, on the one hand, and the Offer of Premium and Notice of Special Conversion (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect of the duties, liabilities and indemnification of you as Conversion Agent.

         20. The Offeror covenants and agrees to indemnify and hold you harmless against any loss, liability, cost or expense, including reasonable attorneys' fees and expenses (incurred without negligence, misconduct or bad faith on your part), arising out of or in connection with any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting for conversion or effecting any conversion of 2006 Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept for conversion or effect any conversion of 2006 Notes. In each case, the Offeror shall be notified by you, by letter or facsimile transmission, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith. The Offeror shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Offeror so elects, the Offeror shall assume the defense of any suit brought to enforce any such claim. In

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the event that the Offeror shall assume the defense of any such suit, the
Offeror shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Offeror shall retain counsel reasonably satisfactory to you to defend such suit. The provisions of this section shall survive the termination of this Agreement.

         21. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service (e.g., 1099, 1099B, etc). The Offeror understands that you are required to deduct 31% on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service.

         22. You shall deliver or cause to be delivered in a timely manner to each governmental authority to which any stock transfer taxes are payable in respect of the conversion of 2006 Notes your check in the amount of all stock transfer taxes so payable, and the Offeror shall reimburse you for the amount of any and all transfer taxes payable in respect of the conversion of 2006 Notes; provided, however, that you shall reimburse the Offeror for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

         23. This Agreement and your appointment as Conversion Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto. This Agreement may not be modified orally.

         24. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but which together shall constitute one and the same agreement.

                                            UNISYS CORPORATION



                                            By:    /s/ ANGUS F. SMITH
                                                   --------------------------
                                            Name:  Angus F. Smith
                                            Title: Vice President and Treasurer


ACKNOWLEDGED AND AGREED:

THE BANK OF NEW YORK



By:  /s/ LUCILLE FIRRINCIELI
-----------------------------
Name:  Lucille Firrincieli
Title: Vice President


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